Exhibit 99.1

Bank of the Ozarks, Inc. Announces Agreement to Acquire Bancshares, Inc. of Houston, Texas

LITTLE ROCK, Ark.--(BUSINESS WIRE)--December 9, 2013--Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced today that it has entered into a definitive agreement and plan of merger (“Agreement”) with Bancshares, Inc. (“Bancshares”) in Houston, Texas. According to the terms of the Agreement, Bank of the Ozarks, Inc. (“Company”) will acquire all of the outstanding common stock of Bancshares in a transaction valued at approximately $23 million, subject to potential adjustments. Closing of the transaction is expected to be accretive to the Company’s diluted earnings per common share immediately thereafter.

Bancshares is headquartered in Houston, Texas, and operates eight offices through OMNIBANK, N.A. (“OMNIBANK”), its wholly-owned bank subsidiary, including three offices in Houston, one office in San Antonio, two offices in Austin, one of which OMNIBANK is in the process of closing, and one office each in the Austin suburbs of Cedar Park and Lockhart. At September 30, 2013, OMNIBANK had approximately $301 million in total assets, $169 million in loans and $269 million in deposits. OMNIBANK was established in 1954.

“We are pleased to announce the acquisition of OMNIBANK, which has forged strong customer relationships with south Texans for nearly six decades. OMNIBANK’s offices substantially expand our existing footprint in Texas. We hope to achieve great synergy between OMNIBANK’s Austin-area offices and our Real Estate Specialties Group Austin loan production office, and between their Houston-area offices and our planned Real Estate Specialties Group Houston office, which we expect to open in the first quarter of 2014. For ten years we have recognized the growing importance of our Texas offices, and OMNIBANK’s substantial presence in the Houston and Austin markets should continue that trend. Today almost half of our outstanding loans and leases, excluding covered loans and purchased non-covered loans, have been originated by our Texas offices,” stated George Gleason, Bank of the Ozarks Chairman and Chief Executive Officer. “This transaction, our second announced in 2013, will be our tenth transaction since March 2010, and will position us to further capitalize on growth opportunities throughout Texas,” Gleason added.

Julie Cripe, OMNIBANK’s Chief Executive Officer commented, “OMNIBANK’s joining with Bank of the Ozarks, one of the most respected names in community banking nationally, will enhance our ability to meet the needs of our customers with outstanding service and expanded product offerings. With Bank of the Ozarks’ emphasis on growth and expansion in Austin and Houston, we see this marriage as a perfect match. This is great news for our customers, employees and communities.”

Under the terms of the Agreement, which has been unanimously approved by both the Company’s and Bancshares’ board of directors, the Company will pay aggregate cash consideration of $23 million for all outstanding shares of Bancshares common stock, subject to certain conditions and potential adjustments. Completion of the transaction is subject to certain closing conditions, including customary regulatory approvals and the approval of the shareholders of Bancshares. The transaction is expected to close during the first quarter of 2014.

ADDITIONAL INFORMATION

Bank of the Ozarks, Inc. is a bank holding company with $4.71 billion in total assets as of September 30, 2013 and trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 131 offices in Arkansas, Georgia, Texas, Florida, Alabama, North Carolina, South Carolina and New York. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bancshares was advised by the investment banking firm of Sterne, Agee & Leach, Inc. and the law firm of Jones Walker LLP. Bank of the Ozarks, Inc. was represented by the law firm of Kutak Rock LLP.

FORWARD LOOKING STATEMENT

This press release contains certain forward-looking information about the Company that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to update such statements. In addition to factors previously disclosed in reports filed by the Company with the SEC, additional risks and uncertainties may include, but are not limited to: the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of Bancshares operations with those of the Company will be materially delayed or will be more costly or difficult than expected; the inability to complete the merger due to the failure of Bancshares’s shareholders to adopt the merger agreement; the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory and other approvals; the failure of the proposed merger to close for any other reason; the effect of the announcement of the merger on customer relationships and operating results; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and general competitive, economic, political and market conditions and fluctuations.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217